EXHIBIT 99.1

Oil States Announces Third Quarter Earnings

HOUSTON, Oct. 30, 2013 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the quarter ended September 30, 2013 of $77.1 million, or $1.38 per diluted share, which included $0.08 per diluted share of after-tax significant expense items which are detailed below. These results compare to net income from continuing operations of $97.0 million, or $1.75 per diluted share, reported in the third quarter of 2012.

During the third quarter of 2013, the Company sold its tubular services segment for $600 million in cash. The historical results of operations of the tubular services segment through the transaction closing date of September 6, 2013, along with the gain on the sale of the business, have been reported as discontinued operations for all periods reported herein. In the third quarter of 2013, net income from discontinued operations, including the after-tax gain on the sale of the business of $84.2 million, or $1.51 per diluted share, was $90.7 million, or $1.63 per diluted share.

The Company generated revenues of $684.5 million and EBITDA of $195.8 million during the third quarter of 2013. Excluding $2.6 million in transaction costs incurred during the quarter related to the proposed spin-off of the accommodations segment, third quarter EBITDA was $198.4 million (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). These results compare to revenues of $644.5 million and EBITDA of $204.8 million reported in the third quarter of 2012. EBITDA was down year-over-year primarily due to weakening of the Canadian and Australian currencies which negatively impacted the translation of revenues and profits from the accommodations segment in Canada and Australia (EBITDA impact of approximately $5.9 million) coupled with lower occupancy levels in our Australian villages. These EBITDA impacts were partially offset by record quarterly EBITDA generated from our offshore products and completion services businesses. Consolidated operating income totaled $122.0 million in the current quarter, down from $144.1 million in the third quarter of 2012.

Cindy B. Taylor, Oil States' President and Chief Executive Officer remarked, "We were pleased to announce several strategic initiatives during the third quarter. We continue to make progress toward the planned spin-off of our accommodations business into an independent publicly traded company. In addition, we announced the divestiture of our tubular services segment in September. Both transactions have been part of our long-term strategic plan for Oil States."

Mrs. Taylor continued, "Operationally, our businesses continued to perform well. The accommodations segment generated sequentially improved U.S. dollar results despite weakness in the Canadian and Australian dollar and lower occupancy levels in Australia. I am pleased to report that the Boggabri Village, located in New South Wales, Australia, opened for occupancy during the third quarter ahead of schedule and within budget. The new village added 436 rooms, an increase of 5%, to our Australian village room capacity."

"Our well site services and offshore products segments reported record results. Despite a 7% decline in the U.S. rig count, completion services generated record quarterly results as job tickets increased 7% and revenues grew 16% year-over-year. Similarly, we had a record quarter in our offshore products segment in terms of revenues, EBITDA and quarterly bookings. Revenues in offshore products increased 28% year-over-year with EBITDA margins of 19% generated. Backlog totaled $569 million at September 30, 2013, and bidding and quoting activity remains strong."

During the third quarter of 2013, the Company recorded several significant expenses totaling $2.6 million of EBITDA and $5.9 million of pre-tax expense, or $0.08 per diluted share after-tax. The Company incurred $2.6 million, or $0.04 per diluted share after-tax, of transaction costs during the quarter related to the proposed spin-off. In addition, following the repayment of its term loans during the quarter, the Company wrote off non-cash debt issuance costs of $3.3 million, or $0.04 per diluted share after-tax. In addition to these expenses, the Company incurred a $2.1 million foreign exchange loss during the third quarter of 2013 primarily due to the weakening of the U.S. dollar relative to the British pound. These expenses were partially offset by other non-operating income of $3.9 million which primarily related to a gain on the disposal of land and associated building in the Canadian accommodations business.

The Company recognized an effective tax rate of 25.9% in the third quarter of 2013 materially in line with the 25.7% rate recognized in the third quarter of 2012.

The Company invested $115.0 million in capital expenditures in continuing operations during the third quarter of 2013 primarily related to the ongoing expansion of its accommodations business in Canada, Australia and the U.S. in addition to incremental proprietary completion services equipment deployed to service the active U.S. shale plays. The Company currently expects to spend approximately $500 million to $550 million in capital expenditures during 2013, lower than our prior estimate of $550 to $600 million as the timing of several capital projects in the accommodations and offshore products segments have slipped into 2014. During the third quarter of 2013, the Company repurchased $10.4 million, or 115,379 shares, of its common stock under its authorized share repurchase program at an average price of $90.17 per share.

For the first nine months of 2013, the Company reported revenues of $2.0 billion, EBITDA of $588.0 million and net income from continuing operations of $237.0 million, or $4.27 per diluted share. For the first nine months of 2012, the Company reported revenues of $1.9 billion, EBITDA of $641.6 million and $314.5 million of net income from continuing operations, or $5.68 per diluted share. The year-to-date results for 2012 included (i) a pre-tax benefit of $17.9 million, or $0.23 per diluted share after-tax, related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012 and (ii) a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds received during the second quarter for a land drilling rig that was lost in a fire.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the third quarter of 2013 to the results from continuing operations for the third quarter of 2012.)

Accommodations

Accommodations generated revenues of $246.3 million and EBITDA of $101.7 million for the third quarter of 2013 compared to revenues and EBITDA of $273.3 million and $122.8 million, respectively, in the third quarter of 2012. Revenues decreased 10% year-over-year primarily due to the weakening Canadian and Australian currencies which negatively impacted the translation of the foreign accommodations revenues and profits. Excluding the year-over-year impact of exchange rates, revenues would have declined 4% primarily due to lower occupancy levels in Australia, lower contracted rates in Canada and lower activity for the Canadian mobile camp business due to wet weather. On a constant currency basis, lodge and village revenues declined 1% year-over-year due to a decrease in RevPAR of 11% on lower occupancy levels, primarily in Australia, partially offset by a 12% year-over-year increase in average available lodge and village rooms.

For the third quarter, EBITDA declined 17% year-over-year primarily due to weakening foreign currencies. Excluding the impact of exchange rates, EBITDA would have been down by 9% year-over-year primarily due to lower contracted lodge pricing in Canada, lower pricing and margins in the North American mobile camp business and the impact of lower occupancy levels in certain lodges and villages. EBITDA margins declined to 41% in the third quarter of 2013 compared to 45% in the third quarter of 2012 due to reduced cost absorption in Canada and the U.S. and lower pricing in the U.S.

Well Site Services

Well site services generated revenues of $195.9 million and EBITDA of $64.1 million in the third quarter of 2013 compared to revenues and EBITDA of $181.7 million and $61.1 million, respectively, in the third quarter of 2012. Revenues and EBITDA increased 8% and 5% year-over-year, respectively, and EBITDA margins averaged 33% for the quarter. Despite the 7% year-over-year decrease in U.S. drilling activity, results for this segment improved as U.S. completion activity continues to decouple from drilling activity due to drilling rig efficiencies, multi-well pad drilling locations and longer, more complex lateral or horizontal wells in the U.S. shale plays. This segment's results also benefited from contributions from the Tempress acquisition that closed in December 2012, partially offset by lower utilization within the drilling business, particularly in the Permian basin. Excluding the impact of the Tempress acquisition, the number of service tickets was flat year-over-year while revenue per ticket increased 13% year-over-year as the industry favored our higher specification equipment.

Offshore Products

Offshore products generated revenues and EBITDA of $242.3 million and $45.7 million, respectively, in the third quarter of 2013 compared to revenues and EBITDA of $189.5 million and $31.8 million, respectively, in the third quarter of 2012. Revenues and EBITDA increased 28% and 44% year-over-year, respectively, primarily due to higher revenue from our subsea equipment and drilling products which also improved cost absorption at certain manufacturing locations, partially offset by lower production equipment revenues. EBITDA margins increased to 19% in the third quarter of 2013 compared to 18% in the third quarter of 2012, which excludes an unfavorable margin adjustment booked on a subsea pipeline project in Brazil reported in the third quarter of 2012. The offshore products segment booked record quarterly orders of over $250 million. Major backlog additions during the quarter included tendon connector products for a TLP project, casing and connector products destined for Denmark, China and Indonesia and deck equipment orders. Backlog improved slightly on a sequential basis and totaled $569 million at September 30, 2013 compared to $561 million reported at June 30, 2013 and $597 million reported at September 30, 2012.

Oil States International, Inc. is a diversified oilfield services company and a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2012 filed by Oil States with the SEC on February 20, 2013 and the "Risk Factors" section of the form 10-Q for the three months ended June 30, 2013 filed by Oil States with the SEC on July 31, 2012.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2013	2012	2013	2012

Revenues	$ 684,456	$ 644,512	$ 1,994,985	$ 1,944,151

Costs and expenses:
Cost of sales and services	433,786	393,644	1,250,596	1,174,164
Selling, general and administrative expenses	54,130	46,284	156,697	133,648
Depreciation and amortization expense	70,217	58,871	204,545	162,610
Other operating expense	4,346	1,566	3,485	1,703
	562,479	500,365	1,615,323	1,472,125
Operating income	121,977	144,147	379,662	472,026

Interest expense, net of capitalized interest	(18,678)	(15,736)	(58,426)	(51,617)
Interest income	506	440	1,708	979
Loss on extinguishment of debt	(3,265)	--	(3,265)	--
Equity in earnings (losses) of unconsolidated affiliates	72	(103)	(758)	150
Other income	3,854	2,243	5,603	7,781
Income from continuing operations before income taxes	104,466	130,991	324,524	429,319
Income tax provision	(27,059)	(33,635)	(86,429)	(113,878)
Net income from continuing operations	77,407	97,356	238,095	315,441
Net income from discontinued operations, net of tax (including a net gain on disposal of $84,209 in the third quarter of 2013)	90,679	6,753	109,445	35,616
Net income	168,086	104,109	347,540	351,057
Less: Net income attributable to noncontrolling interest	346	317	1,086	967
Net income attributable to Oil States International, Inc.	$ 167,740	$ 103,792	$ 346,454	$ 350,090

Net income attributable to Oil States International, Inc.:
Continuing operations	$ 77,061	$ 97,039	$ 237,009	$ 314,474
Discontinued operations	90,679	6,753	109,445	35,616
Net income attributable to Oil States International, Inc.	$ 167,740	$ 103,792	$ 346,454	$ 350,090

Basic net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.40	$ 1.80	$ 4.31	$ 6.01
Discontinued operations	1.64	0.12	1.99	0.68
Net income	$ 3.04	$ 1.92	$ 6.30	$ 6.69

Diluted net income per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ 1.38	$ 1.75	$ 4.27	$ 5.68
Discontinued operations	1.63	0.12	1.97	0.64
Net income	$ 3.01	$ 1.87	$ 6.24	$ 6.32
Weighted average number of common shares outstanding:
Basic	55,092	53,975	54,987	52,347
Diluted	55,672	55,365	55,542	55,391

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	SEPTEMBER 30,	DECEMBER 31,
ASSETS	2013	2012
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 775,979	$ 253,172
Accounts receivable, net	616,170	647,933
Inventories, net	256,665	253,994
Current assets held for sale	--	632,496
Prepaid expenses and other current assets	34,228	38,497
Total current assets	1,683,042	1,826,092

Property, plant, and equipment, net	1,914,088	1,827,242
Goodwill, net	499,830	520,818
Other intangible assets, net	127,605	146,103
Noncurrent assets held for sale	--	31,605
Other noncurrent assets	48,907	88,102
Total assets	$ 4,273,472	$ 4,439,962

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 144,555	$ 167,642
Accrued liabilities	115,911	103,800
Income taxes	66,494	29,588
Current portion of long-term debt and capitalized leases	492	30,480
Deferred revenue	65,924	43,022
Current liabilities held for sale	--	139,686
Other current liabilities	10,168	4,314
Total current liabilities	403,544	518,532

Long-term debt and capitalized leases (1)	1,006,844	1,279,805
Deferred income taxes	128,343	123,958
Noncurrent liabilities held for sale	--	5,277
Other noncurrent liabilities	24,163	46,590
Total liabilities	1,562,894	1,974,162

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 59,118,683 shares and 58,488,299 shares issued, respectively, and 55,139,418 shares and 54,695,473 shares outstanding, respectively	591	585
Additional paid-in capital	625,752	586,070
Retained earnings	2,245,649	1,899,195
Accumulated other comprehensive income (loss)	(18,384)	107,097
Common stock held in treasury at cost, 3,979,265 and 3,792,826 shares, respectively	(144,589)	(128,542)
Total Oil States International, Inc. stockholders' equity	2,709,019	2,464,405
Noncontrolling interest	1,559	1,395
Total stockholders' equity	2,710,578	2,465,800
Total liabilities and stockholders' equity	$ 4,273,472	$ 4,439,962

(1) As of September 30, 2013, the Company had approximately $997 million available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	NINE MONTHS
	ENDED SEPTEMBER 30,
	2013	2012

Cash flows from operating activities:
Net income	$ 347,540	$ 351,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	206,155	164,323
Deferred income tax provision	(707)	5,122
Excess tax benefits from share-based payment arrangements	(5,447)	(7,739)
Gain on sale of business	(84,209)	--
Gains on disposals of assets	(3,871)	(7,131)
Non-cash compensation charge	22,938	13,934
Accretion of debt discount	--	4,106
Amortization of deferred financing costs	5,937	5,249
Loss on extinguishment of debt	3,265	--
Other, net	640	(9)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	53,386	(62,688)
Inventories	34,028	(140,408)
Accounts payable and accrued liabilities	(24,449)	84,020
Taxes payable	16,603	38,035
Other current assets and liabilities, net	10,868	(2,337)
Net cash flows provided by operating activities	582,677	445,534

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(355,639)	(331,750)
Acquisitions of businesses, net of cash acquired	(1,771)	(48,000)
Proceeds from sale of business	600,000	--
Proceeds from disposition of property, plant and equipment	8,535	9,609
Other, net	81	(1,668)
Net cash flows provided by (used in) investing activities	251,206	(371,809)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(47,901)	201,837
Payment of principal on 2 3/8% Notes conversion	--	(174,990)
Term loan repayments	(252,762)	(22,510)
Debt and capital lease repayments	(2,180)	(2,453)
Issuance of common stock from share-based payment arrangements	14,172	13,108
Purchase of treasury stock	(11,889)	--
Excess tax benefits from share-based payment arrangements	5,447	7,739
Payment of financing costs	(203)	(3,264)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(4,161)	(4,167)
Other, net	(1)	3
Net cash flows provided by (used in) financing activities	(299,478)	15,303

Effect of exchange rate changes on cash	(11,598)	2,802
Net change in cash and cash equivalents	522,807	91,830
Cash and cash equivalents, beginning of period	253,172	71,721
Cash and cash equivalents, end of period	$ 775,979	$ 163,551

Non-cash financing activities:
Value of common stock issued in payment of 2 3/8% Notes conversion	$ --	$ 220,597

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues
Completion Services (1)	$151,857	$130,752	$431,394	$391,385
Drilling services	44,046	50,995	128,462	149,857

Well site services	195,903	181,747	559,856	541,242
Accommodations (2)	246,280	273,315	787,161	836,101
Offshore products (3)	242,273	189,450	647,968	566,808
Total revenues	$684,456	$644,512	$1,994,985	$1,944,151

EBITDA (A)
Completion Services (1)	$52,633	$45,207	$140,347	$133,076
Drilling services (4)	11,472	15,931	34,840	45,645

Well site services	64,105	61,138	175,187	178,721
Accommodations (2)	101,703	122,823	333,886	386,418
Offshore products (3)	45,683	31,772	123,087	108,950
Corporate and eliminations (5)	(15,717)	(10,892)	(44,194)	(32,489)
Total EBITDA	$195,774	$204,841	$587,966	$641,600

Operating income / (loss)
Completion Services (1)	$35,302	$32,218	$91,451	$94,986
Drilling services	4,856	9,943	16,069	25,760

Well site services	40,158	42,161	107,520	120,746
Accommodations (2)	56,809	85,132	206,603	287,364
Offshore products (3)	40,951	28,026	110,416	97,116
Corporate and eliminations (5)	(15,941)	(11,172)	(44,877)	(33,200)
Total operating income	$121,977	$144,147	$379,662	$472,026

(1) The results for our completion services segment for the nine months ended September 30, 2013 were negatively impacted by a reduced revenue accrual in its foreign operations, negatively impacting revenues, EBITDA and operations income by $1.6 million.

(2) The revenues of our accommodations segment for the nine months ended September 30, 2012 include $18.3 million related to a favorable contract settlement in the U.S. accommodations business. The EBITDA and operating income of our accommodations segment for the nine months ended September 30, 2012 includes a pre-tax benefit of $17.9 million related to the settlement. The EBITDA and operating income of our accommodations segment for the nine months ended September 30, 2013 includes a pre-tax benefit of $4.0 million related to the reduction of an estimated earnout liability which was recorded during the quarter ended March 31, 2013. The revenues of our accommodations segment for the nine months ended September 30, 2013 were negatively impacted by strengthening of the U.S. dollar by $5.1 million. Exchange rates coupled with transaction costs negatively impacted the EBITDA and operating income of our accommodations segment for the nine months ended September 30, 2013 by $2.1 million.

(3) The revenues, EBITDA and operating income for our offshore products segment for the three months and nine months ended September 30, 2012 were negatively impacted by an unfavorable margin adjustment of $2.9 million booked on a subsea pipeline project in Brazil.

(4) The EBITDA for our drilling services segment for the nine months ended September 30, 2012 included a pre-tax gain of $2.5 million related to insurance proceeds for a land drilling rig that was lost in a fire that occurred in the first quarter of 2012.

(5) The EBITDA and operating expense related to the Company's corporate function for the three and nine months ended September 30, 2013 included transaction costs of $2.6 million and $4.1 million, respectively.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2013	2012

Supplemental operating data

Lodge/village revenues ($ in thousands)	$200,318	$216,969
Other accommodations revenues ($ in thousands)	45,962	56,346
Total accommodations revenues ($ in thousands)	$246,280	$273,315

Average available lodge/village rooms	20,788	18,644
Lodge/village revenues per available room	$105	$126

Offshore products backlog ($ in millions)	$569.0	$596.9

Completion services job tickets	13,507	12,674
Average revenue per ticket ($ in thousands)	$11.2	$10.3

Land drilling operating statistics
Average rigs available	34	33
Utilization	78.4%	91.6%
Implied day rate ($ in thousands per day)	$18.0	$18.3
Implied daily cash margin ($ in thousands per day)	$5.0	$6.0

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

	Oil States International, Inc.
	Reconciliation of GAAP to Non-GAAP Financial Information
	(in thousands)
	(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income from continuing operations	$77,061	$97,039	$237,009	$314,474
Income tax provision	27,059	33,635	86,429	113,878
Depreciation and amortization	70,217	58,871	204,545	162,610
Interest income	(506)	(440)	(1,708)	(979)
Interest expense and loss on extinguishment of debt	21,943	15,736	61,691	51,617
EBITDA	$195,774	$204,841	$587,966	$641,600
CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         713-470-4860